Williams Industries Inc. to Apply for NASDAQ Transfer

MANASSAS, VA -- 10/24/2005 -- Williams Industries, Inc. (NASDAQ: WMSI) today announced that the company will apply to have its stock transferred from the NASDAQ National Market to the NASDAQ Capital Market, formerly known as the "Small Cap" Market. This decision is based on the following: The company, due to recently reported losses, temporarily does not meet the listing criteria for the NASDAQ National Market; the company's auditors, McGladrey and Pullen, issued a "going concern" opinion on the recent results; and the company believes that it meets or exceeds the requirements for inclusion in the NASDAQ Capital Market.

The company's formal application for transfer is in process now and will be submitted to NASDAQ not later than November 2, 2005.

For additional information, please call Marianne Pastor at the investor relation's office at (703) 335-7800.

CONTACT:
Marianne V. Pastor
(703) 335-7800